Exhibit 3.1

DECLARATION OF AMENDMENT

TO

THE AMENDED AND RESTATED BY-LAWS

OF

UNIFI, INC.

THIS DECLARATION OF AMENDMENT to the Amended and Restated By-laws (the “By-laws”) of Unifi, Inc., a New York corporation (the “Corporation”), was duly adopted by the Board of Directors of the Corporation (the “Board”) effective April 30, 2019:

RECITALS:

WHEREAS, pursuant to Section 7.08 of the By-laws, the Board has approved the amendment to the By-laws set forth below.

NOW, THEREFORE, IT IS DECLARED, that, effective as of the date hereof:

1.Section 7.04 of the By-laws is hereby amended and restated in its entirety to read as follows:

“SECTION 7.04.FISCAL YEAR.  The fiscal year of the Corporation shall end on the Sunday in June or July nearest to June 30 of each year.”

2.Except as expressly provided for herein, the By-laws remain unchanged and in full force and effect.  This Declaration of Amendment and the By-laws shall be construed together as a single document.

I certify that the foregoing is a true, complete and correct copy of the Declaration of Amendment to the Amended and Restated By-laws of Unifi, Inc. duly adopted by the Board of Directors of Unifi, Inc. at a meeting duly held on April 30, 2019.

UNIFI, INC.

By:	/s/ Matthew R. Triplett
Matthew R. Triplett, Secretary